SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-A


                For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or 12(g) of the
                         Securities Exchange Act of 1934


                                 InterActiveCorp
             (Exact name of registrant as specified in its charter)


            Delaware                                         59-2712887
   (State of incorporation or                    (I.R.S. employer identification
         organization)                                        number)

        152 West 57th Street
         New York, New York                                     10019
   (Address of principal executive                            (Zip Code)
              offices)

If this Form relates to the                      If this Form relates to the
registration of a class of                       registration of a class of
securities pursuant to Section                   securities pursuant to Section
12(b) of the Exchange Act and                    12(g) of the Exchange Act and
is effective pursuant to                         is effective pursuant to
General Instruction A.(c),                       General Instruction A.(d),
please check the following                       please check the following
box. [ ]                                         box. [X]

Securities Act registration statement file number to which this form relates:
333-104973


Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class             Name of each exchange on which
         to be so registered             each class is to be registered
         -------------------          ---------------------------------

               NONE

Securities to be registered pursuant to Section 12(g) of the Act:

             Warrants to purchase 1.93875 shares of Common Stock

                                (Title of Class)

ITEM 1.       DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      The securities of InterActiveCorp, a Delaware corporation ("IAC"), to be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, are warrants ("IAC Warrants") to purchase 1.93875 shares of common stock, par value $0.01 per share, of IAC ("IAC Common Stock") to be issued, together with shares of IAC Common Stock, pursuant to the terms of the Agreement and Plan of Merger, dated as of March 18, 2003, by and among USA Interactive (now IAC), Equinox Merger Corp. and Expedia, Inc. ("Expedia"). A description of the IAC Warrants is set forth under the caption "DESCRIPTION OF IAC LISTED WARRANTS" in the proxy and information statement/prospectus forming a part of the Registration Statement on Form S-4 of IAC (Registration No. 333-104973), filed with the Securities and Exchange Commission on May 2, 2003, as amended on July 9, 2003 and August 6, 2003, and as may be further amended (the "Registration Statement"), which is incorporated herein by reference.

IAC Warrants
------------

      EXISTING IAC WARRANTS

      IAC currently has outstanding listed warrants to acquire IAC Common Stock that were issued to former shareholders of Expedia that elected to receive IAC securities in the IAC acquisition of control of Expedia in February 2002 ("Existing IAC Warrants"). Similar to the IAC Warrants, the Existing IAC Warrants are exercisable up to and including February 4, 2009. The Existing IAC Warrants are quoted on the Nasdaq National Market under the symbol "IACIW" and differ from the IAC Warrants. As a result, following the completion of the merger, IAC will have two types of warrants quoted on the Nasdaq National
Market: the Existing IAC Warrants, which are quoted on the Nasdaq National Market under the symbol "IACIW," and the IAC Warrants, which are expected to be quoted on the Nasdaq National Market under the symbol "IACIZ"--with differing terms, including vesting schedules with respect to the IAC Employee Warrants (as defined below), differing exercise prices and differing shares of IAC Common Stock issuable in respect of each such warrant.

      IAC STOCKHOLDER WARRANTS

      IAC stockholder warrants ("IAC Stockholder Warrants" which, together with the IAC Employee Warrants defined below, constitute the IAC Warrants) will be issued under a stockholder equity warrant agreement between IAC and Mellon Investor Services LLC, the warrant agent.

      Each IAC Stockholder Warrant entitles its holder to purchase 1.93875 shares of IAC Common Stock. The exercise price per IAC Stockholder Warrant is $26.00, which must be paid in cash. Each IAC Stockholder Warrant may be exercised on any business day up to and including February 4, 2009. Any IAC Stockholder Warrant not exercised before that date will become void, and all rights of the holder of the IAC Stockholder Warrant will cease. Holders of IAC Stockholder Warrants will not be entitled, by virtue of being such holders, to have any rights of holders of IAC Common Stock until they exercise their warrants. The IAC Stockholder Warrants are not subject to redemption.

      The number of shares of IAC Common Stock issuable upon exercise of the IAC

Stockholder Warrants will be subject to adjustment from time to time upon the occurrence of any of the following events: any stock split; any stock consolidation, combination or subdivision; any stock dividend or other distribution; and any repurchase, reclassification, recapitalization or reorganization; and certain distributions of rights, warrants or evidences of indebtedness or assets.

      IAC will not issue fractional shares of IAC Common Stock upon exercise of an IAC Stockholder Warrant. Instead of issuing a fractional share of IAC Common Stock which would otherwise be deliverable upon the exercise of an IAC Stockholder Warrant, IAC will pay the holder of such IAC Stockholder Warrant an amount in cash based on the closing price of IAC Common Stock as of the exercise date of the IAC Stockholder Warrant.

      IAC will not issue physical paper certificates representing the IAC Stockholder Warrants unless requested in writing by the holder of the IAC Stockholder Warrant. Instead, the warrant agent will issue the certificates in electronic book entry form and will monitor the issuance and trading of such warrants through its electronic book entry system, provided that IAC may instruct the warrant agent to issue physical certificates if a holder's IAC Stockholder Warrants are below a de minimis amount.

      IAC will keep in reserve at all times before the expiration date of the IAC Stockholder Warrants sufficient authorized but unissued shares of IAC Common Stock for issuance in the event of exercises by the holders of IAC Stockholder Warrants.

      IAC EMPLOYEE WARRANTS

      The IAC employee warrants ("IAC Employee Warrants") will be issued under an optionholder equity warrant agreement between IAC and Mellon Investor Services LLC, the warrant agent. Except with respect to vesting (including transferability prior to vesting), as described below, and applicable withholding taxes, the IAC Employee Warrants are identical in all material respects to the IAC Stockholder Warrants described above.

      The IAC Employee Warrants will be subject to the same vesting schedule as the Expedia options in respect of which such Expedia Employee Warrants were issued, which Expedia options will be converted into IAC options at the completion of the merger. The IAC Employee Warrants will be forfeited and will never become exercisable or transferable if an IAC option issued in exchange for the Expedia option related to the former Expedia Employee Warrant never vests. The IAC Employee Warrants to be issued in respect of Expedia Employee Warrants will not be subject to redemption.

      IAC will not issue physical paper certificates representing the IAC Employee Warrants. Instead, the warrant agent will issue the certificates in electronic book entry form and will monitor the issuance, vesting and trading of such warrants through its electronic book entry system, provided that IAC may instruct the warrant agent to issue physical certificates if a holder's vested IAC Employee Warrants are below a de minimis amount.

      IAC will keep in reserve at all times before the expiration date of the IAC Employee Warrants sufficient authorized but unissued shares of IAC Common Stock for issuance in the event of exercises by the holders of vested IAC Employee Warrants.

ITEM 2.       EXHIBITS.

 EXHIBIT
   NO.                           DESCRIPTION

   3.1 Restated Certificate of Incorporation of InterActiveCorp (incorporated by reference to Exhibit 3.1 to InterActiveCorp's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
   3.2 Amendment to the Restated Certificate of Incorporation of InterActiveCorp (incorporated by reference to Exhibit A of InterActiveCorp's Definitive Information Statement filed on November 19, 2001).
   3.3 Certificate of Ownership and Merger Merging Taiwan Travel, Inc. into USA Networks, Inc. (incorporated by reference to InterActiveCorp's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
   3.4 Certificate of Ownership and Merger Merging WLS Holdings, Inc. into USA Interactive and Amendment Thereto (incorporated by reference to
           Exhibit 4.4 to InterActiveCorp's Form S-8 filed on July 3, 2003).
   3.5 Amended and Restated By-Laws of InterActiveCorp (incorporated by reference to Exhibit 99.1 of InterActiveCorp's Current Report on Form 8-K, filed on September 20, 2002).
   4.1 Certificate of Designations of Series A Cumulative Convertible Preferred Stock of InterActiveCorp (incorporated by reference to Exhibit 4.3 to InterActiveCorp's Annual Report on Form 10-K for the year ended December 31, 2001).
   4.2 Equity Warrant Agreement, dated as of February 4, 2002, between USA Networks, Inc. and The Bank of New York, as equity warrant agent (incorporated by reference to Exhibit 4.8 to InterActiveCorp's Annual Report on Form 10-K for fiscal year ended December 31, 2001).
   4.3 Form of InterActiveCorp Stockholder Equity Warrant Agreement between the Registrant and Mellon Investor Services LLC, as equity warrant agent (incorporated by reference to Exhibit 4.2 to InterActiveCorp's Post-Effective Amendment No. 1 to Form S-4, Registration No. 333-104973, filed on August 6, 2003).
   4.4     Form of InterActiveCorp Stockholder Equity Warrant.
   4.5 Form of InterActiveCorp Optionholder Equity Warrant Agreement between the Registrant and Mellon Investor Services LLC, as equity warrant agent (incorporated by reference to Exhibit 4.4 to InterActiveCorp's Post-Effective Amendment No. 1 to Form S-4, Registration No. 333-104973, filed on August 6, 2003).
   4.6     Form of InterActiveCorp Optionholder Equity Warrant.
   10.1 Amended and Restated Governance Agreement, dated as of December 16, 2001, among Universal Studios, Inc., Liberty Media Corporation, Barry Diller and Vivendi Universal, S.A. (incorporated by reference to
           Exhibit 10.1 to InterActiveCorp's Form 8-K filed on December 18,
           2001).
   10.2 Amended and Restated Stockholders Agreement, dated as of December 16, 2001, among Universal Studios, Inc., Liberty Media Corporation, Barry Diller and Vivendi Universal, S.A. (incorporated by reference to
           Exhibit 99.2 to InterActiveCorp's Form 8-K filed on December 18,
           2001).

                                    SIGNATURE


      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Form 8-A Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                   INTERACTIVECORP

                                    By:   /s/ Dara Khosrowshahi
                                   ---------------------------------
                                   Name:  Dara Khosrowshahi
                                   Title: Executive Vice President and
                                          Chief Financial Officer



Dated:  August 6, 2003

                                  EXHIBIT INDEX

  EXHIBIT
   NO.                           DESCRIPTION

   3.1 Restated Certificate of Incorporation of InterActiveCorp (incorporated by reference to Exhibit 3.1 to InterActiveCorp's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
   3.2 Amendment to the Restated Certificate of Incorporation of InterActiveCorp (incorporated by reference to Exhibit A of InterActiveCorp's Definitive Information Statement filed on November 19, 2001).
   3.3 Certificate of Ownership and Merger Merging Taiwan Travel, Inc. into USA Networks, Inc. (incorporated by reference to InterActiveCorp's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
   3.4 Certificate of Ownership and Merger Merging WLS Holdings, Inc. into USA Interactive and Amendment Thereto (incorporated by reference to
           Exhibit 4.4 to InterActiveCorp's Form S-8 filed on July 3, 2003).
   3.5 Amended and Restated By-Laws of InterActiveCorp (incorporated by reference to Exhibit 99.1 of InterActiveCorp's Current Report on Form 8-K, filed on September 20, 2002).
   4.1 Certificate of Designations of Series A Cumulative Convertible Preferred Stock of InterActiveCorp (incorporated by reference to Exhibit 4.3 to InterActiveCorp's Annual Report on Form 10-K for the year ended December 31, 2001).
   4.2 Equity Warrant Agreement, dated as of February 4, 2002, between USA Networks, Inc. and The Bank of New York, as equity warrant agent (incorporated by reference to Exhibit 4.8 to InterActiveCorp's Annual Report on Form 10-K for fiscal year ended December 31, 2001).
   4.3 Form of InterActiveCorp Stockholder Equity Warrant Agreement between the Registrant and Mellon Investor Services LLC, as equity warrant agent (incorporated by reference to Exhibit 4.2 to InterActiveCorp's Post-Effective Amendment No. 1 to Form S-4, Registration No. 333-104973, filed on August 6, 2003).
   4.4     Form of InterActiveCorp Stockholder Equity Warrant.
   4.5 Form of InterActiveCorp Optionholder Equity Warrant Agreement between the Registrant and Mellon Investor Services LLC, as warrant agent (incorporated by reference to Exhibit 4.4 to InterActiveCorp's Post-Effective Amendment No. 1 to Form S-4, Registration No. 333-104973, filed on August 6, 2003).
   4.6     Form of InterActiveCorp Optionholder Equity Warrant.
   10.1 Amended and Restated Governance Agreement, dated as of December 16, 2001, among Universal Studios, Inc., Liberty Media Corporation, Barry Diller and Vivendi Universal, S.A. (incorporated by reference to
           Exhibit 10.1 to InterActiveCorp's Form 8-K filed on December 18,
           2001).
   10.2 Amended and Restated Stockholders Agreement, dated as of December 16, 2001, among Universal Studios, Inc., Liberty Media Corporation, Barry Diller and Vivendi Universal, S.A. (incorporated by reference to
           Exhibit 99.2 to InterActiveCorp's Form 8-K filed on December 18,
           2001).